As filed with the Securities and Exchange Commission on August 16, 2013

No. 333-189121

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 3 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

(Exact name of Registrant as specified in its charter)

Volaris Aviation Holding Company

(Translation of Registrant’s name into English)

United Mexican States	4512	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Antonio Dovalí Jaime No. 70, 13 Floor, Tower B

Colonia Zedec Santa Fe

United Mexican States, D.F. 01210

+(52) 55-5261-6400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1090 Vermont Avenue NW, Suite 430

Washington, DC 20005

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022	Michael L. Fitzgerald, Esq. Paul Hastings LLP 75 East 55th Street New York, New York 10022

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Ordinary Participation Certificates (Certificados de Participación Ordinarios) (“CPOs”)(3)	U.S.$100,000,000	U.S.$13,640
Series A shares of common stock, no par value(4)	—	—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes public offering price of CPOs which the underwriters may purchase to cover over-allotments, if any, and CPOs that are to be offered and sold outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the CPOs registered hereby will be registered under a separate registration statement on Form F-6. Each such American Depositary Share represents ten CPOs and each CPO represents a financial interest in one share of the registrant’s Series A common stock, no par value.
(4)	The Series A shares of common stock comprise the CPOs registered hereby and are not being offered hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 3 to Form F-1 Registration Statement (Registration No. 333-189121) of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. is being filed solely to include exhibits to the Registration Statement not previously filed and to file revised exhibits in connection with the request for confidential treatment. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Registrant’s bylaws provide for the indemnification of the members of its board of directors and any committee, as well as the secretary, the assistant secretary and officers of the Registrant in connection with the performance of their duties, against any claim, suit, proceeding or investigation initiated in Mexico or in any jurisdiction where the Registrant’s shares or any other securities having as underlying asset such shares or other fixed-income or variable-income securities of the Registrant are registered or listed, or in any jurisdiction where the Registrant or the entities it controls operate; provided, however, that the indemnity will not apply if such claims, suits, proceedings or investigations result from gross negligence, willful misconduct or bad faith of the relevant indemnified party. Such indemnification includes the payment of any damage or loss that may have been caused by the conduct of such members of the board of directors or committee, secretary, assistant secretary or officers of the Registrant, and the amount needed, if deemed appropriate, to reach a settlement. Indemnification also includes all fees and expenses of legal counsel and other advisors working for the interests of the indemnified individuals. Pursuant to the Registrant’s bylaws, the board of directors retains the right to determine whether hiring of separate legal counsel and advisors to represent or advise the indemnified individuals is necessary.

Policies of insurance may be maintained by the Registrant under which the members of its board of directors and any committee, as well as the secretary, the assistant secretary and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, claims, suits, proceedings or investigations to which they are parties by reason of being or having been such members of the board of directors or committee, secretary, assistant secretary or officers of the Registrant.

Item 7. Recent Sales of Unregistered Securities

During the last three years, the Registrant made sales of the following unregistered securities:

(1) Through unanimous resolutions dated November 27, 2012, December 21, 2012 and December 26, 2012, the Registrant’s shareholders approved a corporate restructuring with the sole purpose of acquiring the shares held by other shareholders of Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., or Volaris Opco, in exchange for 86,040,097 Series A shares of capital stock of the Registrant. As a consequence, the Registrant increased its direct and indirect holding of the outstanding shares of Volaris Opco by acquiring on November 27, 2012 an additional 5.28% interest in the voting shares of Volaris Opco and on December 21, 2012 an additional 3.24% interest in the voting shares of Volaris Opco, increasing its ownership interest after both acquisitions to 97.95%. The difference of Ps.189.8 million between the consideration paid and the carrying value of the interest acquired has been recognized in additional paid-in capital within equity and attributed to the owners of the Registrant.

(2) In December 2012, the Registrant’s shareholders approved a share incentive plan for the benefit of certain executive officers. Under this plan, designated officers generally may receive up to 3.0% of the Registrant’s capital stock on a fully diluted basis immediately prior to the completion of the related performance condition (consummation of the global offering or change of control), exercisable after such performance condition and for a period of ten years. To implement the plan, the Registrant’s shareholders approved (i) the issuance of an aggregate of 25,164,126 Series A and Series B shares, representing 3.0% of the Registrant’s capital stock, (ii) the transfer of such shares to a Mexican trust for the benefit of certain officers and (iii) the execution of share sales agreements setting forth the terms and conditions upon which the officers will receive purchased shares from the trustee for the Mexican trust. On December 24, 2012, the trust was created and the share sales agreements were executed. On December 27, 2012, the trust acquired the aforementioned shares. The shares will accrue any dividends paid by the Registrant during the time elapsing prior to the delivery to officers upon payment therefor.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation S under the Securities Act. The Registrant believes that the recipients of the securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Registrant, to information about it. There were no underwriters employed in connection with any of these transactions.

Item 8. Exhibits

(a) The following documents are filed as part of this registration statement:

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement ADSs and CPOs in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this pre-effective amendment No. 3 to the Registration Statement on Form F-1 and has duly caused this pre-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this 16th day of August, 2013.

Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

By:	/S/ JAIME POUS
Name:	Jaime Pous
Title:	General Counsel

By:	/S/ FERNANDO SUÁREZ
Name:	Fernando Suárez
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this pre-effective amendment No. 3 to the Registration Statement on Form F-1 has been signed by the following persons in the capacities indicated.

Date: August 16, 2013

Signature	Title

* Enrique Beltranena	Chief Executive Officer

* Fernando Suárez	Chief Financial Officer

* Carlos Alberto González	Corporate Controller Director

* Gilberto Perezalonso Cifuentes	Director and Chairman of the Board

* Pedro Carlos Aspe Armella	Director

* Brian H. Franke	Director

* William A. Franke	Director

* Harry F. Krensky	Director

* Roberto José Kriete Ávila	Director

* Rodolfo Montemayor Garza	Director

Signature	Title

* Jorge Antonio Vargas Diez Barroso	Director

* José Luis Fernández Fernández	Independent Director

* Joaquín Alberto Palomo Déneke	Independent Director

* John A. Slowik	Independent Director

* Donald Puglisi	Authorized U.S. Representative

*By:	/S/ JAIME POUS
Jaime Pous Attorney-in-Fact Pursuant to Power of Attorney

*By:	/S/ FERNANDO SUÁREZ
Fernando Suárez Attorney-in-Fact Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit Number	Exhibit

1.1*	Form of Underwriting Agreement

3.1*	By-laws of the Registrant (estatutos) (English translation)

4.1*	Specimen certificate representing certificate for Series A share (English translation)

4.2*	Specimen certificate representing a Certificado de Participación Ordinario (English translation)

4.3*	Form of CPO Trust Agreement, between the Registrant and Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo (English translation)

4.4*	Form of CPO Deed, among Nacional Financiera, Sociedad Nacional de Crédito, Institucíon de Banca de Desarrollo, Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero and Comisíon Nacional Bancaria y de Valores (English translation)

4.5*	Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts

4.6*	Form of American Depositary Receipt (included in Exhibit 4.5)

4.7**	Form of Registration Rights Agreement among the Registrant and the shareholders named therein

5.1*	Opinion of Ritch Mueller, S.C., Mexican legal counsel of the Registrant, as to the legality of the Series A shares and CPOs

10.1†*	Engine Lease Agreement, dated as of November 24, 2009, between the Company, RRPF Engine Leasing Limited and Rolls-Royce & Partners Finance Limited

10.2†*	Engine Lease Agreement, dated as of June 28, 2007, between the Company and Celestial Aviation Trading 50 Limited, as amended by the Engine Lease Extension & Amendment Agreement, dated as of March 27, 2013 between the Company and Wells Fargo Bank Northwest, National Association

10.3†*	Amended and Restated Component Services and Pooling Agreement, dated as of February 10, 2009, between the Company and Aveos Fleet Performance Inc.

10.4†*	Lease Agreement, dated as of August 21, 2008, between the Company and Engine Lease Finance Corporation

10.5†	Fleet Hour Agreement, dated as of June 8, 2007 between the Company and IAE International Aero Engines AG including Side Letter dated as of May 31, 2012

10.6†*	Lease Agreement, dated as of April 28, 2006, between the Company and Engine Lease Finance Corporation, as amended by the Lease Extension and Amendment Agreement No. 1, dated as of September 30, 2011 between the Company and Engine Lease Finance Corporation

10.7†*	Lease Agreement, dated as of April 28, 2006, between the Company and Engine Lease Finance Corporation

10.8†*	Aircraft Repair and Maintenance Service Agreement, dated as of March 6, 2007, between the Company and Aeromantenimiento, S.A.

10.9†*	General Terms of Sale Agreement, dated as of December 8, 2006, between the Company and IAE International Aero Engines AG

10.10†*	A320 Family Purchase Agreement, dated as of October 28, 2005, between the Company and Airbus S.A.S., including Amendment No. 1, dated as of June 22, 2007, Amendment No. 2, dated as of July 11, 2008, Amendment No. 3, dated as of January 30, 2009, Amendment No. 4, dated as of October 28, 2010, Amendment No. 5, dated as of December 15, 2010, Amendment No. 6, dated as of December 15, 2010, Amendment No. 7, dated as of January 4, 2011 and Amendments Nos. 8 and 9 both dated as of December 28, 2011

10.11†*	Lease Agreement, dated as of March 9, 2007 between the Company Concesionaria Vuela and International Lease Finance Corporation

Exhibit Number	Exhibit

10.12†*	Lease Agreement, dated as of March 9, 2007 between the Company Concesionaria Vuela and International Lease Finance Corporation

10.13†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

10.14†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

10.15†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

Amendment Agreement, dated as of September 17, 2007, between Company and RBS Aerospace Limited with Wells Fargo Northwest, National Association

10.16†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

Amendment Agreement, dated as of October 10, 2007, between Company and RBS Aerospace Limited with Wells Fargo Northwest, National Association

10.17†*	Lease Agreement, dated as of March 26, 2007, between the Company and Arrendadora Financiera Inbursa, S.A. de C.V. Sociedad Financiera de Objeto Múltiple, Entidad Regulada Grupo Financiero Inbursa

10.18†*	Lease Agreement, dated as of April 20, 2007, between the Company and International Lease Finance Corporation

10.19†*	Lease Agreement, dated as of June 18, 2007, between the Company and Arrendadora Financiera Inbursa, S.A. de C.V. Sociedad Financiera de Objeto Múltiple, Entidad Regulada Grupo Financiero Inbursa

10.20†*	Lease Agreement, dated as of January 25, 2008, between the Company and Wells Fargo Bank Northwest, National Association

10.21†*	Lease Agreement, dated as of January 25, 2008, between the Company and Wells Fargo Bank Northwest, National Association

10.22†*	Lease Agreement, dated as of November 7, 2008, between the Company and Amentum Leasing No. Four Limited

10.23†*	Lease Agreement, dated as of November 30, 2009, between the Company and CIT Aerospace International

10.24†*	Lease Agreement, dated as of November 30, 2009, between the Company and CIT Aerospace International

10.25†*	Lease Agreement, dated as of August 23, 2010, as amended between the Company and Macquarie Airfinance Acquisitions (Ireland) Limited

10.26†	Lease Agreement, dated as of August 23, 2010, as amended between the Company and Macquarie Aerospace Ireland Limited

10.27†*	Lease Agreement, dated as of November 9, 2010, between the Company and Wilmington Trust SP Services (Dublin) Limited

10.28†*	Lease Agreement, dated as of November 17, 2010, between the Company and Wilmington Trust SP Services (Dublin) Limited

10.29†*	Lease Agreement, dated as of November 17, 2010, between the Company and Wilmington Trust SP Services (Dublin) Limited

10.30†*	Lease Agreement, dated as of April 7, 2011, between the Company and MASL Ireland (22) Limited

10.31†*	Lease Agreement, dated as of April 13, 2011, between the Company and Wells Fargo Bank Northwest, National Association

Exhibit Number	Exhibit

10.32†*	Lease Agreement, dated as of April 29, 2011, between the Company and Amentum Leasing No. Three Limited

10.33†*	Lease Agreement, dated as of April 29, 2011, between the Company and Amentum Leasing No. Three Limited

10.34†*	Common Terms Agreement, dated as of June 28, 2007, between the Company and GE Commercial Aviation Services Limited, as amended by the Engine Lease Extension & Amendment Agreement, dated as of March 27, 2013 between the Company and Wells Fargo Bank Northwest, National Association

10.35†*	Fuel Sales Agreement, dated as of January 1, 2012, between the Company and World Fuel Services, Inc.

10.36†	Lease Agreement, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.37†	Lease Agreement, dated as of June 26, 2012, between the Company and Wells Fargo Bank Northwest, National Association

10.38†	Lease Agreement, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.39†	Lease Agreement, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.40†	Lease Agreement, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.41†	Lease Agreement, dated as of March 15, 2012, between the Company and Wells Fargo Bank Northwest, National Association

10.42†	Lease Agreement, dated as of June 26, 2012, between the Company and Wells Fargo Bank Northwest, National Association

10.43†	Aircraft Lease Agreement “A”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.44†	Aircraft Lease Agreement “B”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.45†	Aircraft Lease Agreement “C”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.46†	Aircraft Lease Agreement “D”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.47†	Agreement on Technical Services for A319/A320 Aircraft, dated as of August 15, 2012 between the Company and Lufthansa Technik AG;

Attachment 1: Total Component Support to Agreement on Technical Services for A310/320 Aircraft between Concesionaria Vuela Compañía de Aviación S.A.P.I. de C.V. and Lufthansa Technik AG dated August 15, 2012.

10.48†	Aircraft Lease Agreement “A”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

10.49†	Aircraft Lease Agreement “B”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

Exhibit Number	Exhibit

10.50†	Aircraft Lease Agreement “C”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

10.51†	The Engine Lease Extension & Amendment Agreement, dated as of March 27, 2013 between the Company and Wells Fargo Bank Northwest, National Association

10.52†	Revolving Credit Line Agreement dated July 27, 2011 among the Company, Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander Mexico and Banco Nacional de Comercio Exterior, S.N.C. and the First Amendment dated August 1, 2013

10.53†	Master Agreement, dated as of July 20, 2009, between the Company and Sabre, Inc. and Work Order Number 1, dated as of July 20, 2009 under the Master Agreement

10.54†	Navitaire Hosted Services Agreement, dated January 29, 2013

10.55†	Aircraft Lease Agreement “D”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

21.1*	List of the Subsidiaries of the Registrant

23.1*	Consent of Mancera S.C. (a member practice of Ernst & Young Global)

23.2*	Consent of Ritch Mueller S.C., Mexican legal counsel of the Registrant (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page to the Registration Statement)

99.1*	Concession Title, dated as of May 9, 2005, as amended from time to time, granted to the Registrant by the Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes)

(*)	Previously filed.
(**)	To be filed by amendment.
†	Portions of the exhibit will be omitted pursuant to a request for confidential treatment.